Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
520-747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q1 2011 Results

in Line with Expectations

First Quarter Highlights:

*	Diluted EPS of $0.34 includes $0.11 of non-cash refinancing costs
*	New Jersey NET services contract expanded to new counties
*	Social Services segment benefitted from tightening Medicaid budgets
*	Debt refinancing completed with new $140 million senior secured credit facility for initial interest savings of approximately 300 basis points
*	Net cash provided by operations totaled $12.7 million

TUCSON, ARIZONA — May 4, 2011 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the first quarter ended March 31, 2011.

For the first quarter of 2011, the Company reported revenue of $227.8 million, an increase of 3.1% from $221.0 million for the comparable period in 2010. Revenue from Providence’s non-emergency transportation (NET) services segment grew 4.9% to $139.0 million in the first quarter from the prior year period. Revenue from the social services segment was $88.8 million, up from $88.5 million in the first quarter of 2010.

Net income was $4.5 million, or $0.34 per diluted share, in the first quarter of 2011. This included a non-cash charge of approximately $2.5 million, or $0.11 per share, related to the write-off of unamortized deferred financing fees. This compares to net income of $9.1 million, or $0.66 per diluted share, in the first quarter of 2010. Increased utilization in NJ related to our geographic expansion there led to the higher NET service expenses in the quarter.

Providence’s direct client census was approximately 59,800 at March 31, 2011, compared to approximately 58,100 at December 31, 2010 and 62,200 at March 31, 2010. While the census was up from fourth quarter levels, year over year census was negatively impacted by a decline in correctional services and workforce development clients. The Company had approximately 9.6 million individuals eligible to receive services under its NET contracts at March 31, 2011 compared to 8.2 million at December 31, 2010 and 7.9 million at March 31, 2010. Direct contracts numbered 725 at March 31, 2011 down from 752 at March 31, 2010 primarily due to certain contract consolidations.

At March 31, 2011, the Company had unrestricted cash and cash equivalents of $57.6 million. During the first quarter of 2011, the Company generated a total of $12.7 million in cash from operations and refinanced its then existing senior debt facility and paid all amounts due under this debt facility with cash in the amount of $12.3 million and proceeds from its new senior debt facility. The Company currently has long term liabilities of $174.7 million, down from $194.8 million at March 31, 2010.

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64 E. Broadway Blvd. • Tucson, Arizona 85701 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

“Our first quarter results were in line with previously issued guidance,” stated Fletcher McCusker, Chairman and CEO. “The Social Services segment performed ahead of budget due to increased market demand for less expensive home and community based delivery services while our NET segment was below budget due to the expansion of our successful program in the State of New Jersey into several new rural counties. This expansion has created a short term, unanticipated decrease in margin due to higher utilization in the new counties relative to the already established per member per month reimbursement. Effective July 1, 2011, our rates will be adjusted to account for the higher expense in New Jersey, improving the situation in the second half of the year.”

Mr. McCusker added, “While state budget pressures and system reforms have the potential to challenge our overall profit margins, they also favor our home and community based model. We believe we are well positioned to be part of the solution in these challenging times and believe our business model will allow us to remain flexible and make adjustments to help mitigate any pressures that arise.”

Guidance

As previously announced, revenue for the second quarter of 2011 is anticipated to be in a range of $225 to $235 million compared to revenue of $222 million in the year ago period. We believe the margin pressure in New Jersey will lead to a shortfall in our second quarter budget by approximately $0.05 per share. As a result, we now anticipate diluted earnings per share to be approximately $0.35, down from prior expectations of $0.40 to $0.42. Diluted earnings per share was $0.54 in the second quarter of 2010.

Providence anticipates providing guidance for the full year 2011 in late Q2 or early Q3, subsequent to the completion of the Company’s Social Services segment contract renewal cycle. In addition, the Company anticipates its tax rate to be approximately 42.5%.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday, May 5, 2011, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 679-8018 or for international callers (617) 213-4845 and by using the passcode 91849968. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PX8XUU8U6. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until May 12, 2011 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 68227993.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide social services in the client’s own home or other community setting. It provides its non-emergency transportation services management through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 59,800 clients through 725 active contracts at March 31, 2011, with an estimated 9.6 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and

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Providence Service Corporation

“likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended March 31,
	2011	2010
Revenues:
Home and community based services	$77,244	$76,465
Foster care services	8,251	8,735
Management fees	3,345	3,295
Non-emergency transportation services	138,966	132,464

	227,806	220,959
Operating expenses:
Client service expense	72,814	73,644
Cost of non-emergency transportation services	126,108	113,487
General and administrative expense	11,924	10,788
Depreciation and amortization	3,249	3,127

Total operating expenses	214,095	201,046

Operating income	13,711	19,913

Other (income) expense:
Interest expense	3,732	4,374
Loss on extinguishment of debt	2,463	—
Interest income	(59)	(71)

Income before income taxes	7,575	15,610
Provision for income taxes	3,106	6,503

Net income	$4,469	$9,107

Earnings per share:
Basic	$0.34	$0.69
Diluted	$0.34	$0.66
Weighted-average number of common shares outstanding:
Basic	13,222,566	13,166,784
Diluted	13,320,443	14,936,288

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$57,617	$61,261
Accounts receivable, net of allowance of $5.3 million in 2011 and 2010	82,549	76,112
Management fee receivable	5,958	5,840
Other receivables	3,488	3,930
Restricted cash	7,354	7,314
Prepaid expenses and other	13,950	15,478
Deferred tax assets	2,144	1,633

Total current assets	173,060	171,568
Property and equipment, net	16,907	16,401
Goodwill	113,850	113,783
Intangible assets, net	64,615	66,442
Restricted cash, less current portion	9,080	9,080
Other assets	9,382	9,659

Total assets	$386,894	$386,933

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$16,626	$18,113
Accounts payable	3,165	2,888
Accrued expenses	35,468	33,551
Accrued transportation costs	48,222	41,869
Deferred revenue	4,753	5,374
Reinsurance liability reserve	9,745	11,898

Total current liabilities	117,979	113,693
Long-term obligations, less current portion	153,374	164,190
Other long-term liabilities	10,047	8,721
Deferred tax liabilities	11,295	11,580

Total liabilities	292,695	298,184
Commitments and contingencies

Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,580,813 and 13,580,385 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	173,160	172,540
Retained deficit	(74,032)	(78,501)
Accumulated other comprehensive loss, net of tax	(520)	(881)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholders’ equity	87,238	81,788
Non-controlling interest	6,961	6,961

Total stockholders’ equity	94,199	88,749

Total liabilities and stockholders’ equity	$386,894	$386,933

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Three months ended March 31,
	2011	2010
Operating activities
Net income	$4,469	$9,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,321	1,202
Amortization	1,928	1,925
Amortization of deferred financing costs	479	629
Loss on extinguishment of debt	2,463	—
Provision for doubtful accounts	836	1,930
Deferred income taxes	(1,019)	(503)
Stock based compensation	690	119
Excess tax benefit upon exercise of stock options	(2)	(18)
Other	380	(146)

Changes in operating assets and liabilities:
Accounts receivable	(7,109)	(9,754)
Management fee receivable	(118)	30
Other receivables	442	388
Restricted cash	(402)	(305)
Prepaid expenses and other	1,215	385
Reinsurance liability reserve	(783)	(892)
Accounts payable and accrued expenses	2,131	5,470
Accrued transportation costs	6,354	6,254
Deferred revenue	(623)	(395)
Other long-term liabilities	9	(28)

Net cash provided by operating activities	12,661	15,398

Investing activities
Purchase of property and equipment, net	(1,818)	(2,524)
Restricted cash for contract performance	362	(47)
Purchase of short-term investments, net	(29)	(31)

Net cash used in investing activities	(1,485)	(2,602)

Financing activities
Proceeds from common stock issued pursuant to stock option exercise	2	70
Excess tax benefit upon exercise of stock options	2	18
Proceeds from long-term debt	100,000	—
Repayment of long-term debt	(112,304)	(8,623)
Debt financing costs	(2,606)	—
Capital lease payments	(4)	(2)

Net cash used in financing activities	(14,910)	(8,537)

Effect of exchange rate changes on cash	90	95

Net change in cash	(3,644)	4,354
Cash at beginning of period	61,261	51,157

Cash at end of period	$57,617	$55,511

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